Exhibit 16.1

MALONE & BAILEY

April 15, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	VLOV, Inc. (formerly known as Sino Charter, Inc.)
Commission File No. 000-53155

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K, captioned “Change in Registrant’s Certifying Accountant” which was provided to us and which we understand will be filed with the Commission on April 15, 2009, as part of the Company’s Current Report on Form 8-K with a date of the report of April 9, 2009. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

/s/ Malone & Bailey, PC

Malone & Bailey, PC
Houston, Texas